Exhibit 10.10

Employment Agreement, dated as of January 2, 2014, by and between Bay Bank, F.S.B. and Russ McAtee

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 2, 2014 by and between Russ McAtee, a resident of the State of Arizona (“Employee”), and Bay Bank, FSB, a federally chartered savings bank (“Employer”).  The Employee and Employer are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.

In consideration of the Parties’ promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Employment and Duties.  Employer hereby employs Employee to serve as its Executive Vice President – Chief Retail Banking Officer.  In such capacity, during the Term (as defined in Section 2 hereof), the Employee shall report directly to the Chief Executive Officer (“CEO”) of Employer or such other Employer-affiliated individual(s) as may be designed by the CEO and/or the Employer’s Board of Directors (the CEO and any such designated individuals, the “Designated Officers”), and shall perform such duties as may be assigned to him from time to time by the Designated Officers and/or the Employer’s Board of Directors (collectively, “Duties”).  Initially, the Duties shall include oversight of the retail branch network, the mortgage division, marketing and all consumer lending.  During the Term, Employee will devote his full time and effort to performing the Duties at one of the following locations, as specified by the Employer from time to time: (a) 2328 West Joppa Road, Lutherville, Maryland 20193; (b) 7151 Columbia Gateway Drive, Columbia, Maryland 21046; or (c) such other office as Employer may establish from time to time (each, an “Employment Location”).

2. Term.  The term of Employee’s employment under this Agreement shall commence on January 2, 2014 (the “Commencement Date”) and, subject to Section 12 and Section 16(j) hereof, shall expire on December 31, 2014 (the “Initial Term”).  After the expiration of the Initial Term, Employee’s term of employment under this Agreement shall be renewed for successive one-year periods (each, a “Renewal Term”; the Initial Term and each Renewal Term are each sometimes referred to herein as a “Term”) without further action by the Parties, unless either Party has provided the other Party with written notice at least 90 days prior to the commencement of a Renewal Term of such Party’s decision not to renew Employee’s employment under this Agreement for such Renewal Term.

3. Compensation.  As compensation for all services to be rendered by Employee during the Term pursuant to this Agreement, Employer shall pay Employee an annual base salary (“Base Salary”) and such other amounts as are set forth in, and in accordance with, Exhibit A hereto, which is incorporated herein by reference, net of applicable withholdings.  The Base Salary shall be paid in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full time employees.

4. Expenses.  During the Term, Employee shall be entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses that Employee incurs in the performance of his Duties and that are consistent with Employer’s expense policy then in effect, provided that Employee accounts for such expenses in writing.

5. Employee Benefits.  During the Term, Employee shall be entitled to participate in the various employee benefit programs adopted by Employer from time to time that are available generally to executive officers of the Employer.

6. Vacation. During the Term, Employee shall be entitled to vacation/leave as set forth in Exhibit A.

7. Confidentiality.  In Employee’s position as an officer and employee of Employer, Employee has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employee agrees and acknowledges that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information, including, without limitation, Trade Secrets, Confidential Information, customer lists, and information concerning Business Opportunities and personnel matters (the “Protected Information”). Employee acknowledges that he shall bear a fiduciary responsibility to Employer, both during and after the Term, to protect the Protected Information from unauthorized use or disclosure, and he agrees that he will not use or disclose Protected Information unless authorized by Employer and except as may be necessary for him to perform the Duties.

(a) As used in this Agreement:

(i) “Trade Secret” shall mean the identity and addresses of customers of Employer and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (A) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer) and (B) otherwise qualifies as a “trade secret” under Maryland law pursuant to the Maryland Trade Secrets Act of 1990, as amended.

(ii) “Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§ 680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or  active prospective customers, to the extent such information is material to Employer and not generally known by or available to the public.

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(iii) “Business Opportunities” shall mean any specialized information or plans of Employer not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such Person.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

(v) “Affiliate”, with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

(b) Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth in Section 7(a) of this Agreement, the terms Trade Secrets, Confidential Information and Business Opportunities shall not include any information:

(i) that is or becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement;

(ii) that was already known by Employee prior to the date he was first employed by Employer or its or that is developed by Employee after the termination of his employment with Employer through entirely independent efforts;

(iii) that Employee obtains on a non-confidential basis from a source other than Employer or its Affiliates so long as such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of secrecy or confidentiality to, Employer or any other Person with respect to such information;

(iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or
(v) that Employer’s Board of Directors approves for release.
8. Observance of Security Measures. During Employee’s employment with Employer, Employee shall observe all security measures adopted by Employer to protect Protected Information.
9. Covenants to Protect the Company’s Business. As used in this Section 9, the term “Employer” means, individually and collectively, Bay Bank, F.S.B. and its Affiliates.

(a) For so long as Employee is employed by Employer and thereafter for a period of one (1) year from the date on which Employee’s employment with Employer is terminated (the “Restricted Period”), Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether

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for consideration or without consideration, for the benefit of any Person other than Employer, take any of the following actions:

(i) Compete with Employer or otherwise engage in the sale of any products or the performance of any services which are the same as or substantially similar to, or which are intended to substitute for, products or services offered or provided by Employer during the Term (the “Competing Products and Services”) within a thirty (30) mile radius of the Employer Locations of the Employer;

(ii) Solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any Competing Products and Services;

(iii) Employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, Employer within the 12-month period immediately preceding any employment, engagement, or solicitation by the Employer; urge any such Person to reduce his or her employment with or provision of services to Employer or assist any such Person with any such reduction; or arrange to have any other Person employ or engage such Person; or

(iv) Urge any Person to reduce its business with Employer or assist any Person with any such reduction; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this Section 9(a).

(b) As used in this Agreement, the term “Business Relation” shall mean any Person other than Employer who, at any time during the Employee’s term of employment with Employer, was a Person (i) who is or was a customer of Employer or a prospective customer of Employer, or (ii) who had entered into any contract or other arrangement with Employer for the provision of services or the sale of products, or (iii) to whom Employer had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom Employer entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(c) During the Restricted Period, except as required by applicable law or the rules or regulations of any governmental or self-regulatory organization having jurisdiction over Employer and/or Employee, Employee will not make any statements or comments of a disparaging nature to any Person regarding Employer or its stockholders, directors, officers, personnel, products or services.

(d) Employee hereby acknowledges and agrees that the restrictions contained in this Section 9 regarding geographical scope, length of term and types of activities restricted are reasonable.

10. Return of Materials; No Access. Upon the request of Employer and, in any event, upon the termination of Employee’s employment with Employer and its Affiliates, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including

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all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer and its Affiliates (“Property”).  After the termination of Employee’s employment with Employer and its Affiliates, Employee shall not take any action to preserve or regain access to any Property through any means, including, without limitation, access to the facilities of Employer or its Affiliates or through a computer or other digital or electronic means.

11. Remedies; Waiver.

(a) Employee acknowledges that a violation by him of any provision of Section 7 through Section 10, inclusive, of this Agreement (the “Business Protection Covenants”) may cause irreparable injury to Employer, and that there may be no adequate remedy at law for such violation.  Therefore, Employee agrees that, in addition to any other remedies for his violation of the Business Protection Covenants available to Employer, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, Employer shall have the right, in the event of the breach or threatened breach of any provision of the Business Protection Covenants, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce the Business Protection Covenants, and, in the case of a breach of Section 9 hereof, the duration of the Restricted Period shall be extended by the period of the breach and any litigation with respect thereto.

(b) The remedies provided in this Agreement are not exclusive, and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively as permitted by law.  The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and reasonable attorneys’ fees from the non-prevailing Party.  The failure of a Party to fully enforce any provision of this Agreement shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by a Party of any provision of this Agreement shall not be deemed to be a waiver of any other provision of this Agreement or a waiver with respect to any other incidence of non-compliance therewith.  No waiver shall be effective unless in writing and signed by the Party so waiving.

12. Termination.

(a) During a Term, Employee’s employment (i) may be terminated at the election of Employer for Cause (as defined in Section 12(b) hereof), upon Employer’s delivery of notice thereof to Employee; (ii) may be terminated at the election of Employer without Cause at any time, upon Employer’s delivery of notice thereof to Employee; (iii) may be terminated at the election of Employee for Good Reason (as defined in Section 12(g) hereof) or without Good Reason, upon Employee’s delivery of notice thereof to Employer; (iv) shall be terminated upon Employee’s death; or (v) may be terminated at the election of either Party, upon Employee’s disability resulting in an inability to perform the Duties and other responsibilities as set forth in Section 1 hereof for a period of 180 consecutive days, upon either Party’s delivery of notice of such election thereafter to the other Party.

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(b) For purposes of this Agreement, “Cause” means (i) conduct by Employee that amounts to fraud, personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (ii) Employee’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (iii) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer’s affairs; (iv) willful violation of any final cease-and-desist order; (v) a knowing violation by Employee of federal or state banking laws or regulations which is likely to have a material adverse effect on Employer, as determined by the Board of Directors or CEO; (vi) Employee’s refusal to timely perform a reasonable and duly authorized directive of Employer’s Board of Directors or CEO clearly communicated to Employee by the Board of Directors or CEO that is consistent with the scope of Employee’s Duties unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to Employer or that such act would be in violation of any federal or state law or regulation; (vii) any representation or warranty made by Employee in this Agreement, or in any certificate, document or instrument executed and delivered to Employer by Employee in connection with this Agreement, is or becomes inaccurate or untrue; or (viii) a material breach by Employee of any promise, covenant or other provision contained in this Agreement.

(c) Any termination of employment by Employer shall be approved by a majority Employer’s Board of Directors.

(d) If Employee’s employment is terminated by Employer for Cause, Employee shall receive no further compensation or benefits other than all unpaid compensation and benefits that have accrued through the date of termination. Employer shall pay the foregoing amount in a lump-sum payment within five (5) business days after the date of such termination.  For the avoidance of doubt, the term “benefits” as used in this Section 12 shall not include accrued but unused vacation.

(e) If Employee’s employment is terminated either pursuant to Employee’s death or Employee’s disability, Employee shall receive no further compensation or benefits other than: (i) all unpaid compensation and benefits that have accrued through the date of termination; and (ii) any unused vacation that has accrued through the date of termination, computed on a daily basis. Employer shall pay the foregoing amounts to Employee or Employee’s estate, in the event of death, in a lump-sum payment within 10 business days of the date of termination or notice of such termination, whichever is later.

(f) If Employee’s employment is terminated by Employer without Cause pursuant to Section 12(a)(ii) hereof or if Employee’s employment is terminated by Employee for Good Reason, Employee shall be entitled to receive (i) all unpaid compensation and unused vacation time that have accrued through the date of termination, which shall be paid in one lump sum cash payment, and (ii) subject to Section 12(h) and Section 12(l) hereof and except in the case of a termination covered by Section 12(j) hereof, severance (“Severance”) in an amount equal to six (6) months of Base Salary (at Employee’s then-current Base Salary rate), which shall

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be paid in six (6) equal monthly installments commencing two (2) weeks after the date that the Release described in Section 12(h) hereof becomes effective and irrevocable.  During the period that Severance is paid, Employee may continue to participate in Employer’s medical benefits plan(s) on the same terms and conditions that apply to similarly-situated Executive Vice Presidents of the Employer.

(g) As used in this Agreement, “Good Reason” means the satisfaction of all of the following requirements:

(i) Subject to the satisfaction of Section 12(g)(ii) hereof, the facts and circumstances that shall constitute Good Reason are as follows:  (A) without Employee’s consent, Employer materially diminishes Employee’s then-current Base Salary rate, other than a diminution made pursuant to a broad-based, employee-wide salary reduction program adopted by the Board of Directors; (B) without Employee’s consent, Employer materially diminishes (excluding premium adjustments and changes generally applicable to employees of Employer) any benefit granted or provided pursuant to Section 5 hereof, other than as part of a reduction in benefits applicable to all executive officers or employees of Employer; (C) without Employee’s consent, Employer materially diminishes Employee’s management authority with respect to Employer’s Retail Banking business; (D) without Employee’s consent, Employer requires Employee to perform his Duties primarily from an Employment Location that is more than forty-five (45) miles from the Employee’s most recently-designated Employment Location; or (E) Employer breaches any material provision of this Agreement, including, without limitation, Section 3 or Section 5 hereof.

(ii) The Employee shall have given the Employer written notice within 30 days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason as described in Section 12(g)(i) hereof, and the Employer shall failed to cure or eliminate such fact(s) or circumstance(s) within 30 days of its receipt of such notice.

(h) Employer’s obligation to pay any Severance or a Change in Control Payment (as defined in Section 12(j) hereof) will not apply unless Employee (i) has been terminated as, or resigns as, an officer of Employer and Employer’s Affiliates, if any, to the extent each is applicable, (ii) has returned all Employer property and (iii) signs and does not revoke a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer and/or its Affiliates (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline and clauses (i) and (ii) above are not satisfied, Employee will forfeit any rights to Severance or the Change in Control Payment under this Agreement. In no event will Severance or the Change in Control Payments be paid or provided until the Release becomes effective and irrevocable. The Release shall cover all claims, known or unknown, relating to Employee’s employment, including without limitation any claims for discrimination or the Employer’s breach of this Agreement. The Release shall exclude any claims with respect to any issued capital stock of Employer and any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), and any Severance or Change in Control Payment, benefits and other post-employment obligations of the Employer as contemplated by this Section 12.

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(i) In the event Employee is terminated pursuant to Section 16(j) hereof, Employee shall be entitled to receive only the compensation and benefits set forth in Section 16(j).

(j) Notwithstanding any provisions hereof to the contrary, if there occurs a Change in Control (as defined below) of the Employer and, within 180 days after the date of the closing of the transaction effecting such Change in Control, Employer terminates Employee’s employment without Cause (including by not renewing Employee’s employment under this Agreement for a Renewal Term at the end of its then-current Term) and not upon Employee’s death or disability, or Employee terminates Employee’s employment for Good Reason, then (i) Employer shall pay Employee, in lieu of Severance that would otherwise be payable pursuant to Section 12(f)(ii)(A) hereof but in addition to the amount set forth in Section 12(f)(i) hereof, a lump sum cash payment (the “Change in Control Payment”) in an amount equal to 12 months’ Base Salary (at Employee’s then-current Base Salary rate), and (ii) in lieu of the medical benefits that may be provided pursuant to Section 12(f)(ii)(B) hereof, Employee may continue to participate in Employer’s medical benefits plan(s) during the 12 months immediately following the termination of his Employment on the same terms and conditions that apply to similarly-situated Executive Vice Presidents of Employer.  Subject to Section 12(h), Section 12(k) and Section 12(l) hereof, Employer shall make the Change in Control Payment within two (2) weeks after the date the Release becomes effective and irrevocable.  As used in this Section, “Change in Control” shall mean:

(i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Exchange Act) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of Employer;

(ii) the sale of all or substantially all of the assets of the Employer; or
(iii) the liquidation of the Employer.

In addition to the Change in Control Payment under the circumstances described in this Section, Employee may be entitled to accelerated vesting of unvested stock options in accordance with any stock option plan of Employer then in effect, with any such accelerated vesting to be governed by the terms of any such stock option plan.

(k) Notwithstanding anything contained herein to the contrary, (i) Employer’s decision not to renew Employee’s employment under this Agreement for a Renewal Term at the end of its then-current Term shall  be deemed a termination of employment by Employer without Cause covered under Section 12(f) hereof and subject to Section 12(h) hereof, Employee shall be entitled to Severance as set forth in Section 12(f) hereof, but (ii) Employee’s decision not to renew his employment under this Agreement for a Renewal Term at the end of its then-current Term shall not be deemed a termination of employment by Employee for Good Reason.,  In either case, Employee shall be entitled to payment from Employer of all unpaid compensation and unused vacation time that have accrued through the expiration of such Term in lump sum within two (2) weeks after the date of termination.

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(l) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder (including those contained in 12 C.F.R. Part 359), as such statutory provision and regulations may be amended, superseded and/or replaced from time to time.  In addition, if a payment obligation under this Agreement arises on account of the termination of Employee’s employment while Employee is a “specified employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by Employer), any and all payments of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that are scheduled to be paid within six months after such termination of employment shall be paid in a lump sum within 15 days after the end of the six-month period beginning on the date of such termination of employment.  If Employee dies prior to the date payments are required to commence in accordance with the previous sentence, then payment shall be made in a lump sum within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.

(m) Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the Parties, shall be subject to the following:

(i) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)) the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

(ii) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(iii) If the Employer is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (iii) shall not affect any vested rights of the Parties:

(iv) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Employer:
(1)

By the applicable Regional Director (the “Director”) of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance

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to or on behalf of Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or
(2)

By the Director or his or her designee, at the time the Director or his or her designee and any other federal banking agency that supervises Employer approve a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director and/or any other federal banking agency that supervises Employer to be in an unsafe or unsound condition.

Provided, however, that any rights of the Parties that have already vested shall not be affected by such action.

13. Withholding of Taxes.  All compensation and benefits payable to Employee under this Agreement, including, without limitation, Severance and the Change in Control Payment, shall be subject to all applicable tax withholding requirements.

14. Employee’s Representations and Warranties.

(a) Employee represents and warrants to Employer that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to provide the Duties hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 9 of this Agreement.

(b) Employee represents, warrants and covenants to Employer that he will not disclose to Employer or otherwise use, in the course of his employment with Employer, any confidential information that he is restricted from disclosing or using pursuant to any other agreement or duty to any other Person.

15. Notices.  Any notice or other communication required or permitted to be given to a Party shall be in writing and addressed to such Party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (a) actual delivery or (b) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day. Notices sent by facsimile or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day.  All notices and other communications shall be addressed as follows:

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if to Employer:

Kevin B. Cashen

Bay Bank, FSB

23238 West Joppa Road, Suite 325

Lutherville, Md. 21093; and

if to Employee:

Russ McAtee

10203 Pembrooke Green Place

Columbia, Maryland  20144

16. Miscellaneous.

(a) This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the Parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the Parties other than those set forth herein.

(b) This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.  Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Baltimore County, Maryland or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Baltimore, Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

(c) It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Section 9 hereof, are intended to be separate and divisible, severable from every other contract and course of business by and between the Parties, and shall be enforced to the fullest extent permissible under applicable laws and public policies.  Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable.  The Parties

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hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement or portion thereof if necessary to render it enforceable in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

(d) Without limiting the generality of the provisions of Section 16(c) hereof, the Parties agree that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant made by Employee in Section 7 through Section 10, inclusive, of this Agreement.

(e) Time is of the essence in this Agreement.
(f) This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement shall not be assignable by Employee.

(g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(h) The provisions of Section 7 and of Sections 9 through 16, inclusive, of this Agreement shall survive the termination of the Employee’s employment under this Agreement and shall remain in full force and effect until the Parties have fully performed thereunder and, in any event, until the applicable statute of limitations thereon have expired.

(i) The headings of Sections and subsections contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

(j) Upon acceptance by the Parties, this Agreement shall be contingent upon a work history, criminal and academic background check of Employee by Employer and appropriate banking regulatory agencies, if applicable. In the event that in the reasonable determination of Employer or a banking regulatory agency, Employee has been less than forthright in his disclosure of such information to Employer or the appropriate banking regulatory agency objects to Employee’s service as Executive Vice President, without conditions, then this Agreement shall be null and void other than Employer shall pay

KBC1/2/2014

to Employee an amount equal to all accrued and unpaid compensation and benefits through the effective date of any such notice.

[Signatures Appear on Next Page]

KBC1/2/2014

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

EMPLOYEE

/s/ Russ McAtee

Russ McAtee

EMPLOYER

BAY BANK, FSB

By:  /s/ Kevin B. Cashen

Name: Kevin B. Cashen

Title:President & CEO

KBC1/2/2014

Exhibit A
to Employment Agreement by and between
Russ McAtee
and
Bay Bank, FSB

Employee Compensation

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Employment Agreement that is attached hereto (the “Agreement”).

Compensation to be Paid Following Commencement of the Initial Term

Within 30 days of the Commencement Date, Employer shall make a one-time cash payment to Employee in the amount of $30,000, less all amounts required to be withheld by applicable law.

Following the Commencement Date, Bay Bancorp, Inc. (the “Parent”) shall grant Employee an option to purchase 50,000 shares of Parent’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the Bay Bancorp, Inc. 2007 Equity Plan (the “Plan”) at a per share exercise price equal to the “Fair Market Value” (as defined in the Plan) of a share of Common Stock as of the Commencement Date (the “Option”).  The Option shall vest as follows:  (i) 20% of the shares subject to the Option shall vest on the date on which the Option is granted; and (ii) the remaining shares shall vest at the rate of 20% per year.  These and the other terms of the Option shall be evidenced by a Stock Option Agreement executed by Parent and Employee.

Base Salary

For services rendered under the Agreement, Employee shall be entitled to receive a Base Salary at the rate of $210,000 per year, subject to periodic review by Employer’s Board of Directors.

Performance Incentive Bonus

During the Term, Employee shall be eligible to earn a Performance Incentive Compensation award (“Incentive Compensation”) in respect of each of Employer’s fiscal years, as follows:  (a) a payment of up to 25% of Employee’s Base Salary rate in effect as of the end of such fiscal year to be paid in cash (the “Cash Award”); and (b) a payment of up to 20% of Employee’s Base Salary rate in effect as of the end of such fiscal year to be paid in shares of Common Stock (the “Stock Award”).  The amounts of the Cash Award and the Stock Award for a fiscal year, and the extent to which such amounts are paid, shall be based on criteria relating to both the Employer’s performance as a whole and Employee’s individual performance which criteria shall be determined by the Employer’s Board of Directors or its Compensation Committee in its sole discretion, after consulting with Employee and Employer’s CEO.

At the time the performance criteria are established for a particular Incentive Compensation award opportunity, Employer’s Board of Directors or its Compensation Committee will determine when such Incentive Compensation, if earned, will be paid to Employee and the method by which the number of shares of stock to be paid pursuant to a Stock Award, if earned, will be determined.

Notwithstanding anything to the contrary contained herein, the Incentive Compensation will not be paid until Employer’s Board of Directors has determined, in accordance with reasonable safety and soundness standards and subject to any regulatory requirements or limitations, that the overall financial condition of Employer, including, without limitation, asset quality, will not be adversely affected by such payment.  In addition, the payment of shares of Common Stock pursuant to a Stock Award shall be subject to the condition that, if at any time the Committee determines that (a) federal or state law or the rules of any securities exchange or national market system on which the Common Stock is then listed or admitted to trading require Parent or Employer to list, register or qualify such shares or take any other action before such shares may be paid or (b) such shares may not be paid without the consent or approval of a governmental agency, regulatory body or other Person, then, in either case, such payment shall not be made in whole or in part unless and until such listing, registration, qualification or other action, consent or approval shall have been effected or obtained free of any conditions that the Committee deems unacceptable.

The Employee will be eligible to participate in such equity compensation plans as Employer’s Board of Directors may establish and implement from time to time covering Employee and similarly situated executives of Employer, as and to the extent determined by the administrator(s) of such plans.

Leave/Vacation

The Employee shall be entitled to four (4) weeks of paid leave/vacation per year.  The use of accrued leave or vacation must be pre-approved by Employer’s Chief Executive Officer, and Employee may not use more than two (2) continuous weeks of vacation.  If any leave/vacation days accrued in a fiscal year remain unused by Employee at the end of such fiscal year, then Employee may carry over a maximum of five (5) unused leave/vacation days into the immediately subsequent fiscal year.

Health and Other Insurance Benefits:

Employee shall be entitled to participate in such health, hospitalization, dental, life insurance, and other insurance plans as may be adopted by Employer’s Board of Directors for similarly situated executive officers of the Employer and their dependents to the extent the provisions, rules, and regulations of such plans make Employee and his dependents eligible for participation therein.  In addition, Employer will provide Employee with a minimum of $300,000 in group term life insurance coverage during the Term.

Trade and Civic Associations:

Employer will pay Employee’s membership dues in such trade and civic associations as determined by Employer’s Board of Directors in its sole discretion.

It is the responsibility of Employer’s Chief Executive Officer and Board of Directors to treat all executive incentive compensation in accordance with the guidance provided by the Office of the Comptroller of the Currency.  Executive incentive compensation must conform to reasonable safety and soundness standards and all regulatory requirements or limitations on the institution.

By signing below, Employee confirms his understanding and agreement that the Employment Agreement to which this Exhibit A is attached is subject to ratification by Employer’s Board of Directors at its next scheduled meeting.

EMPLOYEE

/s/ Russ McAtee

(Signature)